Exhibit 99.1

Electronics For Imaging, Inc. Announces Voting Results of Annual Meeting of Stockholders

FOSTER CITY, California – June 1, 2010 – Electronics For Imaging, Inc. (Nasdaq: EFII) today announced results of voting at the Company’s Annual Meeting of Stockholders. Approximately 96 percent of outstanding and entitled to vote shares voted at the meeting.

The following director nominees were each reelected to EFI’s Board of Directors, each receiving a ‘For’ vote of 90 percent or more of the votes cast:

Gil Cogan, Chairman of the Board and Founding Partner of Opus Capital Ventures LLC

Guy Gecht, Chief Executive Officer of the Company

Thomas Georgens, Chief Executive Officer, President and Director of NetApp, Inc.

Richard A. Kashnow, Former Chief Executive Officer and President of Raychem Corporation

Dan Maydan, Former President of Applied Materials, Inc.

Fred Rosenzweig, President of the Company

Four of the Company’s six directors are considered independent directors.

With approximately 99 percent of ‘For’ votes of the votes cast, stockholders ratified Pricewaterhouse Coopers LLP as EFI’s independent registered public accountant firm for the year ending December 31, 2010.

About EFI

EFI (www.efi.com) is a world leader in customer-focused digital printing innovation. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The company’s robust product portfolio includes Fiery® digital print controllers and solutions; VUTEk® superwide digital inkjet printers, UV and solvent inks; Rastek™ UV wide-format inkjet printers; Jetrion® industrial inkjet printing systems; print production workflow and management information software; and corporate printing solutions.

CONTACT:	EFI Investor Relations
Market Street Partners
JoAnn Horne
(415) 445-3233
joann@marketstreetpartners.com

EFI Public Relations
Katie Maller
(650) 357-3032
katie.maller@efi.com